Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES THREE HIGH INITIAL RATE BAKKEN COMPLETIONS AND PROVIDES OPERATIONAL UPDATE
Austin, TX — April 29, 2010 — Brigham Exploration Company (NASDAQ: BEXP) announced the completion of the Abelmann State 21-16 #1H, the Mortenson 5-32 #1H and the Arnson 13-24 #1H at early 24 hour peak flow back rates of 3,301, 2,314 and 1,339 barrels of oil equivalent, respectively. To date, Brigham has successfully completed 21 consecutive long lateral high frac stage wells at an average early 24 hour peak flow back rate of 2,543 barrels of oil equivalent. Brigham also provided an operational update.
Brigham announced the completion of its operated Abelmann State, Mortenson and Arnson at early 24 hour peak flow back rates of 3,301 (2,844 Bopd and 2.74 MMcf/d), 2,314 (1,924 Bopd and 2.34 MMcf/d) and 1,339 (1,181 Bopd and 0.95 MMcf/d) barrels of oil equivalent, respectively. All of the wells are located in Brigham’s Rough Rider project area with the Abelmann State located in McKenzie County, North Dakota and the Mortenson and the Arnson located in Williams County, North Dakota. Brigham maintains an approximate 64% working interest in the Abelmann State, which was completed with 31 frac stages. Brigham maintains an approximate 77% working interest in the Mortenson, which was completed with 23 frac stages. Finally, Brigham maintains an approximate 93% working interest in the Arnson, which was completed with 30 frac stages.
Brigham’s development of its core operated acreage in Williams, McKenzie and Mountrail Counties is proceeding with three operated rigs drilling in its Rough Rider project area and one operated rig drilling in its Ross project area. In addition, one well is fracing and three wells are waiting on completion. The well currently fracing, the Jack Cvancara 19-18 #1H, is located in Ross approximately 1 mile from the 27 frac stage Sorenson 29-32 #1H, and will be completed with 36 frac stages. The Sorenson, which holds the record for the highest apparent early 24 hour peak rate for a Bakken well in the Williston Basin, produced approximately 52,500 barrels of oil equivalent during its first 26 days of production, or an average of approximately 2,019 barrels of oil equivalent per day. Brigham maintains an approximate 83% working interest in the Jack Cvancara. Acceleration of Brigham’s operated activity is also proceeding as planned with the fifth operated rig expected to spud the Michael Owan 26-35 #1H in Rough Rider next week.
Bud Brigham, the Chairman, President and CEO, stated, “Our strong results continue with three additional high rate completions, which brings the early peak 24 hour average flow back rate of our 21 long lateral high frac stage wells to 2,543 barrels of oil equivalent. Importantly, our completions are translating into strong growth in our crude oil production and cash flows. In the first quarter, our total production exceeded the upper end of our production guidance, and our crude oil volumes represented 66% of our total production volumes and 79% of our pre-hedge revenues.”

Bud Brigham continued, “Our acceleration outlined earlier this month is also proceeding as we envisioned. Our fifth operated Williston Basin rig commences next week, with the sixth expected in September and two more planned for early 2011. Ramping up our completions behind this accelerating drilling program should continue to elevate the growth in our high value crude oil production volumes. It’s also important to recognize that our accelerated activity provides us the opportunity to correspondingly accelerate our understanding about how to optimally drill and complete our horizontal wells. For example, in the Ross area, we are completing the Jack Cvancara with 36 frac stages, or 33% more stages than our record Sorenson well. Our staff continues to work diligently to maintain our status as one of the premier operators in the Williston Basin, and we have high expectations for further operational advancements in the play.”
Bud Brigham concluded, “In terms of potential near term catalysts, we are looking forward to completing the Rogney 17-8 #1H, which is our first Bakken well in our Ghost Rider acreage position in Roosevelt County, Montana. As previously outlined, we are conducting additional scientific evaluation on the Rogney, including analysis of the core that was taken in the Lodgepole, Bakken and Three Forks formations, and we will likely have results on this well late in the second quarter or early in the third quarter. In our Rough Rider area, completions by other operators have begun de-risking the Three Forks with discoveries to the east and west of our acreage. We very much look forward to completing our first operated Three Forks well in Rough Rider utilizing our drilling and completion formula later this quarter or early in the third quarter. Finally, our land group continues to work diligently to expand our current approximate 305,400 net acre position in the Williston Basin in what appears to be the premier oil shale play in the lower 48 states.”
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include initial production rates which decline steeply over the early life of wells, particularly our Williston basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300